Exhibit 99.1

Uranium Resources Completes Initial Testing On Cores Recovered from Ambrosia Lake Property

  Third-party analysis suggests property potentially suitable for ISR mining
  Continued progress made on feasibility study on licensed Churchrock property as engineering firm retained to estimate costs and priorities

LEWISVILLE, Texas--(BUSINESS WIRE)--February 11, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced that a third-party laboratory analysis of the approximately 70 feet of cores recovered from its Ambrosia Lake property showed low organic carbons, which, in URI’s opinion, indicates that some of the 860,000 pounds of in-place mineralized material at this property may be amenable to in situ recovery (ISR) mining.

Don Ewigleben, President and CEO of URI, commented, “This property is not yet licensed or permitted. Although further leaching studies will be required to establish recovery percentages in a full scale mining scenario, we do not currently plan such additional work until after the completion of the feasibility study currently underway on our Churchrock/Crownpoint ISR project.”

Mr. Ewigleben concluded, “Currently, we are in the midst of an in depth feasibility study of our New Mexico projects with a priority on our Churchrock/Crownpoint ISR project, which we expect to complete by the end of 2011. Our goal is to be in a position to begin construction of wellfield and processing facilities in 2012 and to be in production in 2013, assuming the license renewal processes move forward in a timely manner, there is a sustained recovery in uranium prices and that financing is available for the necessary capital expenditures to build the infrastructure.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico (45% of which is ISR amenable) and a NRC license to produce up to 1 million pounds of uranium per year. The Company has digitized over 18,800 drill logs representing nearly 23 million feet of hole drilled with an estimated replacement cost of $700 million. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer